Exhibit 99.1

Schlumberger Announces Fourth Quarter 2004 Results, Increases Dividend

NEW YORK, January 25, 2005 – Schlumberger Limited (NYSE:SLB) reported today 2004 operating revenue of $11.48 billion versus $10.02 billion in 2003.

Income from continuing operations, before credits and charges, of $1.21 billion was 45% higher than last year, representing diluted earnings per share of $2.03 versus $1.43 in 2003. Income from continuing operations was $1.01 billion ($1.70 per share-diluted) compared to $398 million ($0.68 per share) last year. Net income of $1.22 billion more than tripled over the prior year with diluted earnings per share rising to $2.04 in 2004 from $0.65 in 2003.

Fourth Quarter Results

Fourth quarter operating revenue of $3.07 billion was 6% above the prior quarter and 17% higher than the fourth quarter of 2003. Income from continuing operations was $351 million, or $0.59 per share-diluted versus $0.50 in the third quarter of 2004 and $0.31 in the fourth quarter of last year. Excluding credits and charges, diluted-earnings per share were $0.52 in the third quarter of 2004 and $0.41 in the fourth quarter of 2003.

Discontinued operations recorded a loss of $22 million ($0.04 per share) in the quarter. Net income was $330 million, or $0.55 per share-diluted, compared to net income of $177 million, or $0.30 per share-diluted last year.

Oilfield Services revenue of $2.73 billion increased 5% sequentially and 18% compared to the same quarter of last year. Pretax business segment operating income of $483 million increased 10% sequentially and 15% year-on-year.

WesternGeco revenue of $333 million increased 11% sequentially and 8% year-on-year. Pretax business segment operating income of $43 million improved $10 million sequentially and $11 million compared to the same quarter of last year.

Schlumberger Chairman and CEO Andrew Gould commented, “Strong fourth-quarter activity resulted in new record levels of Oilfield Services revenue and pretax operating income. Activity increased in almost all regions with the largest year-on-year growth recorded in the GeoMarkets in India; Malaysia, Brunei and the Philippines; Canada; East Africa and the Eastern Mediterranean; and Arabia. On a yearly basis, Russia continued to make impressive progress with growth exceeding our expectations despite the absence of any activity for Yuganskneftegas in the quarter.

Pricing increases in North America accelerated during the quarter, particularly in Canada and US Land. In addition, contract awards and renewals in the Eastern Hemisphere were generally executed at improved pricing levels.

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The introduction and market penetration of new technology also contributed to the growth. The Drilling & Measurements PowerDrive family, together with Wireline Analysis Behind Casing and PressureXpress services and Well Services stimulation technologies, all made very satisfactory progress. The rate of new technology introductions will accelerate over the coming two-year period.

WesternGeco delivered excellent results driven by further uptake of Q-Technology and increased multiclient library sales. The marine seismic market began to tighten with vessel utilization rising and pricing increasing.

The industry is now clearly focused on the need to build additional supply capacity for both oil and gas. This is evidenced by increasing exploration budgets and new field development plans, as well as unprecedented efforts to increase production and recovery from existing reservoirs. Strong market fundamentals, our extensive technology portfolio and unique global workforce make us ideally placed to grow in this environment.

We are pleased to announce that the Board of Directors approved a 12% increase in the quarterly dividend.”

Other Events:

•	The increased quarterly dividend of $0.21 is payable on April 8, 2005 to stockholders of record on March 2, 2005.

•	As part of the 15 million-share buy-back program, Schlumberger repurchased 5.15 million shares at an average price of $62.20, including fees, for a total amount of $320 million in 2004.

•	Schlumberger has launched a $1.5 million fund available for GeoMarkets located in the areas affected by the Asian tsunami. The Schlumberger Foundation will add $500,000 to this fund. The GeoMarkets will be able to access this fund to leverage their own local efforts in selected relief and reconstruction aid projects. Schlumberger will also support company employees who wish to devote their personal time to relief efforts. In addition, as a technology leader in the field of geophysical measurement, Schlumberger is committed to contribute expertise and technical knowledge to help research warning systems in this field.

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Consolidated Statement of Income (Unaudited)

	(Stated in thousands except per share amounts)
	Fourth Quarter		Twelve Months
For Periods Ended December 31	2004	2003(6)	2004	2003(6)
Operating revenue	$3,067,670	$2,624,131	$11,480,165	$10,017,215
Interest and other income(1)	40,164	68,168	128,698	166,493
Expenses
Cost of goods sold and services(2)	2,388,693	2,124,129	9,041,972	8,428,631
Research & engineering	116,431	108,273	467,354	430,801
Marketing	11,014	10,469	40,310	47,589
General & administrative	97,694	80,675	344,448	317,326
Debt extinguishment costs(3)	—	—	114,894	167,801
Interest (4)	44,788	73,246	272,448	334,336

Income from Continuing Operations before taxes and minority interest	449,214	295,507	1,327,437	457,224
Taxes on income(2) (3) (4)	90,910	107,019	293,821	174,224

Income from Continuing Operations before minority interest	358,304	188,488	1,033,616	283,000
Minority interest	(6,906)	(5,032)	(19,564)	115,169

Income from Continuing Operations	351,398	183,456	1,014,052	398,169
Income (Loss) from Discontinued Operations	(21,626)	(6,415)	209,818	(15,167)

Net Income	$329,772	$177,041	$1,223,870	$383,002

Diluted Earnings (Loss) Per Share(7):
Income from Continuing Operations	$0.59	$0.31	$1.70	$0.68
Income (Loss) from Discontinued Operations	(0.04)	(0.01)	0.34	(0.03)

Net Income	$0.55	$0.30	$2.04	$0.65

Average shares outstanding	588,799	585,755	589,089	583,904
Average shares outstanding assuming dilution	612,462	607,967	612,872	586,491

Depreciation & Amortization included in expenses(5)	$339,302	$302,989	$1,307,931	$1,341,102

1)	Includes interest income of:

•	Fourth quarter 2004 - $16 million (2003 - $14 million).
•	Twelve months 2004 - $56 million (2003 - $52 million).

The first quarter of 2004 includes a $14 million ($0.02 per share) loss on the sale of Atos Origin shares.

The second quarter of 2004 includes a $7 million ($0.01 per share) loss on the sale of Atos Origin shares.

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2)	The third quarter of 2003 includes a $205 million ($0.34 per share) multiclient library impairment charge (pretax $398 million, tax benefit $106 million and minority interest credit $88 million), a $38 million ($0.06 per share) vessel impairment charge (pretax $54 million and minority interest credit $16 million) and a pretax and after-tax gain of $31 million ($0.05 per share) on the sale of a rig.

The fourth quarter of 2003 includes a $20 million ($0.03 per share) credit (pretax $32 million, tax charge $12 million) related to the gain on the sale of a note and a pretax and after-tax charge of $81 million ($0.13 per share) related to the write down of an investment.

The first quarter of 2004 includes a $14 million ($0.02 per share) charge (pretax $20 million and tax benefit of $6 million) related to the restructuring program in the United States.

The second quarter of 2004 includes a pretax and after-tax idle leased facility reserve of $11 million ($0.02 per share), a reorganization reserve of $4 million ($0.01 per share) and a litigation reserve release of $5 million ($0.01 per share).

The third quarter of 2004 includes a pretax and after-tax $3 million severance charge and a $10 million charge ($0.02 per share) related to an Intellectual Property settlement (pretax $11 million and tax benefit of $1 million).

3)	The second quarter of 2003 includes an $81 million pretax and after-tax charge ($0.14 per share) related to the repurchase of Euro denominated Bonds.

The third quarter of 2003 includes an $86 million pretax and after-tax charge ($0.14 per share) related to the repurchase of UK Pound and Euro denominated Bonds.

The first quarter of 2004 includes a $77 million pretax and after-tax charge ($0.13 per share) related to the repurchase of UK Pound and Euro denominated Bonds.

The second quarter of 2004 includes $23 million ($0.04 per share) related to the repurchase of US Dollar denominated Bonds (pretax $37 million and tax benefit of $14 million).

4)	The first quarter of 2004 includes a $46 million ($0.08 per share) write off of the US Interest Rate Swap (pretax $73 million and tax benefit of $27 million).

The second quarter of 2004 includes a gain of $6 million ($0.01 per share) on the settlement of the US Interest Rate Swap (pretax $10 million and tax of $3 million).

5)	Including multiclient seismic data costs.
6)	Restated for discontinued operations.
7)	For the total year 2003, the computation of diluted earnings per share excludes any effects of the convertible debentures because to do so would have had an anti-dilutive effect.

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Condensed Balance Sheet (Unaudited)

	(Stated in thousands)
	Dec. 31, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and short-term investments	$2,997,425	$3,108,973
Other current assets	4,016,953	4,022,307
Assets held for sale (1)	65,179	3,237,841

	7,079,557	10,369,121
Fixed income investments, held to maturity	203,750	223,300
Fixed assets	3,761,729	3,799,711
Multiclient seismic data	346,522	505,784
Goodwill	2,789,048	3,284,254
Other assets	1,856,929	1,859,155

	$16,037,535	$20,041,325

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,017,548	$3,247,545
Estimated liability for taxes on income	858,785	807,938
Bank loans and current portion of long-term debt	715,872	1,411,168
Dividend payable	111,136	110,511
Liabilities held for sale (1)	34,617	1,217,568

	4,737,958	6,794,730
Long-term debt	3,944,180	6,097,418
Postretirement benefits	670,765	614,850
Other liabilities	151,457	254,708

	9,504,360	13,761,706
Minority interest	416,438	398,330
Stockholders’ Equity	6,116,737	5,881,289

	$16,037,535	$20,041,325

(1)	Assets and liabilities held for sale at December 31, 2004 represent the gross assets and liabilities of the Essentis, Payphones and Global businesses.

Assets and liabilities held for sale at December 31, 2003 represent the gross assets and liabilities of the SchlumbergerSema business.

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Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Details of the net debt follow:

(Stated in millions)
Twelve Months	2004
Net Debt, beginning of period	$(4,176)
Income from continuing operations	1,014
Excess of equity income over dividends received	(66)
Charges	199
Depreciation and amortization	1,308
Increase in working capital requirements	(465)
Capital expenditures	(1,279)
Dividends paid	(441)
Proceeds from employee stock plans	278
Proceeds from business divestitures	1,729
Proceeds from the sale of the Axalto shares	99
Proceeds from the sale of Atos Origin shares	1,165
Stock repurchase program	(320)
US pension plan payment	(249)
Debt extinguishment costs	(111)
Settlement of US interest rate swap	(70)
Investment in PetroAlliance	(12)
Other	13
Translation effect on net debt	(75)

Net Debt, end of period	$(1,459)

	(Stated in millions)
Components of Net Debt	Dec. 31, 2004	Dec. 31, 2003
Cash and short-term investments	$2,997	$3,109
Fixed income investments, held to maturity	204	223
Bank loans and current portion of long-term debt	(716)	(1,411)
Long-term debt	(3,944)	(6,097)

	$(1,459)	$(4,176)

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Business Review (Unaudited)

	Fourth Quarter			Twelve Months
(Stated in millions)	2004(2)	2003(2)	% chg	2004(2)	2003(2)	% chg
Oilfield Services
Operating Revenue	$2,734	$2,313	18%	$10,239	$8,823	16%
Pretax Operating Income(1)	$483	$420	15%	$1,801	$1,537	17%

WesternGeco
Operating Revenue	$333	$308	8%	$1,238	$1,183	5%
Pretax Operating Income(1)	$43	$32	32%	$124	$(20)	—

1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.
2)	The second quarter 2003 excludes debt extinguishment costs of $81 million pretax.

The third quarter of 2003 excludes debt extinguishment costs of $86 million pretax and a pretax charge of $421 million for impairment and other charges/credits.

The fourth quarter of 2003 excludes a net charge of $49 million for the write down of an investment and the gain on sale of a note.

The first quarter of 2004 excludes a pretax charge of $73 million for the US Interest Rate Swap write off, a pretax loss of $14 on the sale of Atos Origin shares, a pretax charge of $77 million of debt extinguishment costs and a pretax charge of $20 million related to the restructuring program in the United States.

The second quarter of 2004 excludes a pretax loss of $7 million on the sale of Atos Origin shares, a pretax idle leased facility reserve of $11 million, a pretax reorganization reserve of $4 million, a pretax release of a litigation reserve of $5 million, a pretax gain of $10 million for the settlement of the US Interest Rate Swap and a pretax charge of $37 million of debt extinguishment costs.

The third quarter of 2004 excludes a pretax charge of $11 million for an Intellectual Property settlement and a pretax $3 million severance charge.

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Oilfield Services

Revenue of $10.24 billion increased 16% in 2004 versus 2003. North America and Middle East & Asia each increased by 18%, and Latin America increased 21%. Europe/CIS/West Africa was up by 4%. Pretax operating income of $1.80 billion in 2004 was 17% higher than in 2003.

Fourth-quarter revenue of $2.73 billion was 5% higher sequentially and increased 18% year-on-year. Pretax operating income of $483 million increased 10% sequentially and grew 15% year-on-year.

Overall sequential revenue increases were highest in the Canada, Mexico, India, Venezuela and East Africa GeoMarkets. By technology, all segments were higher with demand particularly strong for Wireline and Well Services.

Robust year-on-year revenue growth was experienced across all regions with the US Land, Canada, Mexico, Russia, West Africa, India, the Arabian and Gulf GeoMarkets posting the highest increases. Double-digit growth was experienced by all service technology segments.

North America

Revenue of $847 million increased 7% sequentially and 25% year-on-year. Pretax operating income of $157 million rose 32% sequentially and 48% year-on-year.

Sequential revenue growth was due to increased activity in Canada and the resumption of drilling in the Gulf Coast after weather-related slowdowns in the prior quarter. In addition to the strength of the drilling activity, market share gains and higher pricing also contributed to the strong performance in Canada.

Robust pretax operating income growth in US Land was mainly due to increased operating leverage, with double-digit price improvements experienced in Wireline and Well Services from 2003 averages. In Canada, a favorable geographical mix, coupled with sustained pricing improvements, also led to the improvement in the operating margin.

During the quarter the technology component of turnkey service revenue in the Gulf of Mexico was evaluated against our objectives but proved insufficient to outweigh the risk associated with the turnkey drilling business model. As a result, the decision was made to exit the activity. During the quarter, pretax operational losses and termination costs of $10 million were incurred.

In the quarter a number of key technology solutions were deployed across the Area. Working on a deepwater project, ChevronTexaco, together with Schlumberger Drilling & Measurements, successfully developed and deployed the world’s first 26-inch PowerDrive vorteX* high performance rotary steerable system. This unique tool configuration improved both drilling efficiency and well placement accuracy.

In the Gulf of Mexico, the Offshore Minerals Management Program, a division of the United States Department of Interior Minerals Management Service, selected the Schlumberger Information Solutions next-generation data repository and logical data model as a foundation component for their phased, multi-year Outer Continental Shelf (OCS) transformation project, OCS Connect.

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Well Services introduced carbon-dioxide-compatible ClearFRAC* CO2, the latest addition to the ClearFRAC family of viscoelastic surfactant fracturing fluids. This unique fluid system extends the application of ClearFRAC technology to the tight-gas and mature reservoir markets. This system was extensively field tested in the United States and Canada during the second half of 2004, showing improved well economics over traditional polymer-based fracturing systems.

Key contracts secured in the quarter included a multi-year award from BHP Billiton for 100% of the wireline, LWD/MWD, PowerDrive* rotary steerable and Oilphase* fluid sampling and analysis services on their Gulf of Mexico operations.

Latin America

Revenue of $491 million was up 13% sequentially and 20% year-on-year. Pretax operating income of $53 million increased 17% sequentially but declined 21% year-on-year.

While all GeoMarkets posted sequential revenue increases, results were strongest in Mexico and Venezuela, with demand higher across all technology Segments. The revenue increase in Mexico was mainly due to the return of PEMEX drilling activity levels to those experienced prior to the third quarter, coupled with higher levels of Integrated Project Management (IPM) activity on the Burgos projects. Revenue in Venezuela improved markedly with increased drilling activity and market share, primarily due to Drilling & Measurements and Wireline technologies. During the quarter, contract negotiations continued with PDVSA on certain integrated projects.

Sequential operating income improved on higher activity in Mexico and Venezuela. However, the consequent improvement in operating margin was moderated by a larger contribution of Schlumberger-managed third-party services on IPM projects in Mexico.

The year-on-year operating margin decline was mainly attributable to higher project costs in Mexico and reduced levels of IPM activity in Venezuela.

During the quarter, Well Completions & Productivity engineered a new and unique solution combining electrical submersible pump technology with well testing services for a heavy oil environment offshore in the Bay of Campeche. The successful results enabled PEMEX to better evaluate and understand the reservoir.

Also in Mexico, PEMEX awarded Schlumberger a new 350-well IPM contract in the Burgos Basin. The multi-year contract value is estimated at $550 million and will include drilling and completion work for development and appraisal gas wells.

Europe/CIS/West Africa

Revenue of $699 million declined 5% sequentially but increased 4% year-on-year. Pretax operating income of $106 million decreased 9% sequentially and 8% year-on-year.

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Sequentially, the revenue declined mainly due to a halt of activities for Yuganskneftegas in Russia and the seasonal weather-related slowdown in the Caspian Sea. The successful redeployment of the equipment previously working for Yuganskneftegas was completed in the quarter.

Year-on-year growth was primarily driven by the Russia, West Africa and Continental Europe GeoMarkets. In Russia, business grew by more than 30%, mainly due to continued expansion of the customer base and the deployment of new production-related technologies. These included PhaseTester*, ABC* Analysis Behind Casing and MaxTRAC* technology services. Activity growth in the West Africa GeoMarket resulted from continued interest in deepwater projects by international oil companies, increasing demand for Well Services and Well Completions & Productivity technology services. This demand also resulted in the M/V Galaxie stimulation vessel recording a 38% activity increase over the prior year. Growth in the Continental Europe GeoMarket was mainly due to market share gains in Eastern Europe.

Operating income was adversely affected by lower activity in the Caspian Sea, coupled with redeployment costs and associated decreased operating efficiency in Russia, and persistent union strikes in Norway. The weakening of the US dollar against other currencies had a negative impact of $7 million year-on-year. These negative effects were partially offset by the continued strengthening of offshore drilling activity in Nigeria.

During the quarter, key technology solutions were deployed across the Area. In the UK, FSI* FloScan Imager was used for Shell to acquire logging data in horizontal wells, providing continuous operations and rig-time savings. Utilizing InterACT* the logs were transmitted to the customer in real time for immediate interpretation and rapid decision-making, which ultimately led to successful gas shut-off.

In West Africa, the first Wireline MaxTRAC downhole well tractor system was used to deploy a VSI* Versatile Seismic Imager tool for TOTAL Congo as part of their extended-reach drilling campaign. This groundbreaking job saved time and reduced costs for the operator.

Key contract awards during the quarter included a contract for more than $100 million by Sibneft to provide well construction and stimulation services in Western Siberia.

Middle East & Asia

Revenue of $665 million increased 8% sequentially and 24% year-on-year. Pretax operating income of $182 million increased 10% sequentially and 39% year-on-year.

Sequential revenue growth was primarily driven by the GeoMarkets in the Middle East, Malaysia and India. Activity in Saudi Arabia was focused on increasing production capacity, resulting in higher levels of drilling activity throughout the quarter. This trend is expected to continue in the coming quarters. Activity in Qatar continued to increase due to ongoing gas development projects in the North Field. Increased deepwater activity in India continued to build on strong performance with additional offshore rigs deploying Drilling & Measurements and Wireline technologies. Demand for Well Completions & Productivity technologies was particularly strong in the quarter, mainly in the Gulf from projects with RasGas, in Saudi Arabia from the commissioning of the Abu Safah project, and in Malaysia from higher testing activities and artificial lift sales.

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Pretax operating margins increased to 27.4% driven primarily by improved pricing on contract renewals and technology introductions.

During the quarter, key technology solutions were deployed across the Area. The CHDT* Cased Hole Dynamic Tester tool, part of the suite of ABC Analysis Behind Casing technology services, was used to identify a high-pressured zone in a depleted reservoir in China; to acquire pressures and fluid samples in Saudi Arabia and Abu Dhabi; and to acquire samples and pressure readings in Malaysia in two wells where conventional, open-hole methods were not successful.

In the quarter a number of contracts were awarded. These included a multi-year contract from ONGC India for all wireline logging, perforating and drill-stem test work for their offshore operations. The value of this contract is estimated at more than $125 million.

In the Gulf, demonstrated service quality and the introduction of new technology services led to the award of major contracts in Qatar and Oman. These included a $320 million multi-year wireline and tubing conveyed perforating contract by Petroleum Development Oman (PDO) for their North and South operations.

In Brunei, Shell awarded Schlumberger a multi-year contract for a multi-purpose service vessel and all associated services. The contract is valued at $60 million and includes wireline, directional drilling, LWD/MWD, cementing, coiled tubing, gravel packing and other associated services.

In Indonesia, TOTAL awarded Schlumberger a data storage and consolidation contract, which included rental, maintenance and support of information storage, network, connection equipment, operating system and management software – along with continuous integration to existing hardware and systems.

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Highlights

•	Since 2002, the Petrel* interpretation and modeling software application suite has delivered revenue growth near 300%. This excellent market performance was fueled by the E&P industry’s acceptance of Petrel’s innovative and expanding seismic to simulation workflow capabilities, combined with its easy-to-use interface. This makes it a welcome improvement to older 1990-generation interpretation software applications. In the fourth quarter Unocal chose to adopt Petrel technology as an element of its global standardization initiative and Apache formed a technology alliance with Schlumberger around the future development of the Petrel suite of tools.

•	The new Wireline PressureXpress* service, which provides measurements of formation pressure and fluid mobility, was launched in US Land during the quarter and has rapidly gained acceptance due to outstanding results in low mobility environments. Pricing for this new service is strong based on its unique capability in this important market. Schlumberger is accelerating the PressureXpress rollout, to bring its advantages to mature basins worldwide in the first quarter of 2005.

•	Well Completions & Productivity launched the Axia* lifting service, which includes a new electrical submersible pump (ESP) together with monitoring and diagnostic services. Axia combines industry unique ESP enhancements with real-time monitoring solutions and expertise to improve the overall performance of a well’s lifting system. Early results for Signal Hill Petroleum Company demonstrated a 70% production increase due to Axia’s ability to identify and correct well performance issues.

•	The PURE* Perforating for Ultimate Reservoir Exploitation system was successfully run with miniature high-shock, high-speed gauges for the first time for Nexen Petroleum UK Limited. The operation clearly showed the dynamic underbalance and the operator was pleased with the higher production results compared to previously expected flow.

•	In the UK sector of the North Sea, Schlumberger Drilling & Measurements, working for Statoil Gullfaks, set a world record for through-tubing rotary drilling. Utilizing the PowerDrive Xtra 475* rotary steerable and VISION475* logging-while-drilling systems, 998 meters were successfully drilled in one run with 200 sustained pumping hours.

•	The introduction of PowerDrive X5* rotary steerable technology provided a step change in performance for TOTAL in Indonesia. PowerDrive X5 demonstrated its sustained superior reliability and provided a marked improvement in drilling efficiency. The new technology has now been successfully deployed on all TOTAL fields in Indonesia.

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WesternGeco

Operating revenue increased 5% to $1.24 billion in 2004 from $1.18 billion in 2003. Pretax operating income reached $124 million in 2004 versus a loss of $20 million in 2003. These improvements were attributable to the successful expansion of Q-Technology*, a strong year for Multiclient sales, and overall cost reduction. Q* revenue grew from $79 million in 2003 to $162 million in 2004, with a similar growth rate expected in 2005.

Fourth-quarter revenue of $333 million was 11% higher sequentially and increased 8% compared to the same period last year. Pretax operating income of $43 million improved by $10 million sequentially and $11 million year-on-year.

Sequentially, Multiclient sales increased 53% mainly in the Gulf of Mexico, resulting from high levels of customer interest, and in preparation for the central Gulf of Mexico lease sale in the first quarter of 2005. Land activity increased 15% mainly in the Middle East with more crews active in Libya, Algeria and Saudi Arabia. Data Processing increased 10% reflecting higher acquisition volume. Marine activity declined 22% reflecting the seasonal slowdown in the North Sea, adverse weather in Latin America and a high number of vessel transits during the quarter. Marine activity in the first half of 2005 is expected to recover with higher vessel utilization and improved pricing.

Year-on-year Multiclient sales increased by 18%, mainly in North America, driven by the high oil and gas price environment and a pending lease sale in the central Gulf of Mexico.

Sequential operating income increases were mainly due to accelerating demand for reservoir-focused Q-Marine* activity, together with Multiclient sales. This strong result was partially offset by the high costs of the exceptionally large number of vessel transits during the quarter.

The WesternGeco backlog at the end of the fourth quarter reached $670 million, increasing 11% over the previous quarter and more than doubling year-on-year.

Other Events:

WesternGeco and Schlumberger have received grand jury subpoenas from the U.S. Attorney’s office in the Southern District of Texas seeking documents relating to possible fraud in obtaining visas for non-U.S. citizens working as crewmembers on vessels operating in the Gulf of Mexico. We are in the process of responding to the investigation, including providing information sought by the subpoenas. The Company is unable to predict the timing or outcome of this matter.

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Highlights

•	Sonatrach awarded WesternGeco a 14-month land contract in the Hassi Messaoud area of Algeria.

•	Seismic activity accelerated in Libya as evidenced by the award of a marine contract by Repsol and the re-start of land seismic activity with two crews active, one for TOTAL and one for Woodside.

•	Shell placed a multiclient commitment for more than $18 million, including $10 million in existing Q data.

•	The Kuwait Oil Company upgraded their seismic crew from conventional to Q-Land* technology to cover their remaining work.

•	In Brazil, the Q vessel Pride began shooting the largest ever 4D over the Marlin Field for Petrobras.

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About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 52,000 people of over 140 nationalities working in 100 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2004, Schlumberger operating revenue was $11.48 billion. For more information, visit slb.com.

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*	Mark of Schlumberger

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Tuesday, January 25, 2005, at 9:00 a.m. New York City time (2:00 p.m. London time/3:00 p.m. Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4479 (toll-free) for North America, or +1-651-291-0900 from outside North America, approximately 15 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call. “ A replay will be available through February 8, 2005, by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 762738.

•	The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through February 8, 2005 at the above web site.

•	Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.slb.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com

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